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                                 NETSTAFF, INC.
                          990 Stewart Avenue, Suite 400
                           Garden City, New York 11530
                            Telephone: (516) 228-0070



                                  July 19, 2002



VIA EDGAR CORRESPONDENCE

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re: NetStaff, Inc. - Request for Withdrawal Registration Statement on Form SB-2
                           File No. 333-59924
                           ---------------------------------------

Ladies and Gentlemen:

         Pursuant to Rule 478 of the Securities Act of 1933, as amended, the undersigned hereby applies for withdrawal of the above-referenced Registration Statement. If you have any questions regarding this application, please call Larry A. Cerutti of Rutan & Tucker, LLP at (714) 641-3450. Thank you for your assistance.

                                  Very truly yours,

                                  NETSTAFF, INC.



                                  By:  /s/ Marc K. Swickle
                                       -----------------------------------------
                                         Marc K. Swickle
                                         President and Chief Executive Officer